Pursuant to 17 CFR 229.601(b)(10)(iv), confidential information (indicated by [***]) has been omitted from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.7

Execution Version

University College Dublin, National University of Ireland

and-

AMRYT GENETICS LIMITED

LICENCE AGREEMENT

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THIS LICENCE AGREEMENT is made BETWEEN:

(1)	University College Dublin, National University of Ireland, dublin of Belfield, Dublin 4, Ireland (UCD) and

(2)	AMRYT GENETICS LIMITED, a company registered in Ireland under number 622577 with the Companies Registration Office, whose registered office is 90 Harcourt Street, Dublin 2, Ireland (the Licensee),

(individually a Party and collectively, the Parties).

WHEREAS

1.	The Parties wish to enter into this Agreement with effect from the Effective Date in accordance with the terms of this Agreement.

2.	UCD has developed a polymer technology with applications in gene therapy, which is the subject of the Application (defined below).

3.	The Licensee is a clinical stage specialty pharmaceutical company, which focuses on the development and commercialisation of medicines for the treatment for patients with rare and orphan diseases.

4.	UCD has agreed to licence certain intellectual property to the Licensee on the terms set out in this Agreement.

5.	The Parties intend to enter into a collaborative research agreement to further develop polymer technologies with applications in gene therapy subject to and in compliance with the terms of Clause 4 of this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS SET FORTH HEREIN, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Schedules) and in the Recitals, unless the context otherwise requires or unless otherwise specified, the following terms shall have the following meanings:

Affiliate:	means in relation to either Party, any corporation, or other business entity which Controls, is Controlled by, or is under common Control with said Party.

Agreement:	means this document including its Schedules, as amended from time to time in accordance with Clause 13.12.

API:	means an active pharmaceutical ingredient of a dosage form intended to furnish pharmacological activity or other direct effect in the prevention, treatment or diagnosis of disease.

Application:	means the patent application as set out and further described at Part 1 of Schedule 1 attached hereto, and any amendments made to same in the course of the prosecution phase for such patent application, including any amendments required for the prosecution at

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nationalisation stage (as applicable), and any granted Patents issuing from such patent application.

Business Day:	means Monday to Friday (inclusive), except bank or public holidays in the Republic of Ireland and “Business Days” shall be construed accordingly.

Combination Product:	means a product that is sold in the form of a combination product containing (i) the Product and (ii) at least one other API, as separate molecular entity(ies) where such API does not comprise any component of the Product.

Commercially Reasonable Efforts	means exerting such efforts and employing such resources as would normally be exerted or employed by a reasonable Third Party company for a product of similar market potential at a similar stage of its product life, when utilising sound and reasonable scientific and business practice and judgment in order to develop and commercialise the Product in a timely manner.

“Control”, “Controlled by” and “under the common Control with”:	mean beneficial ownership of fifty percent (50%) or more of the share capital, stock or other participating interest having the right to vote or carrying the right to distribution of profits of that Party, as the case may be.

Effective Date:	14 March 2018.

Field:	means gene therapy products for the treatment of any and all disorders which, for the avoidance of doubt, will include all therapeutic uses in humans and animals.

First Commercial Sale:	means the first sale of the Product following the granting of a marketing authorisation by a regulatory agency in the applicable country of the Territory to a Third Party by Licensee, its sub-licensee or its Affiliates.

HPAE:	a Hyperbranched poly (β – amino ester).

Improvement:	means any IPR which constitutes an improvement, enhancement, alteration and/or modification in or to the Licensed IP in the Field.

IPR:	means any and all Patent, trade or other mark, registered design, design right, topography right, copyright, database right or any other right in the nature of any of the foregoing (or application, or right to apply for, any of the foregoing), and any invention, discovery, concept, idea, method improvement, design, technique, confidential process or information or know how, business or trade names, goodwill and all other intellectual property and rights of a similar or corresponding nature in each case subsisting anywhere in the world and whether registered, unregistered or unregisterable, and including all applications and the right

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to apply for any of the foregoing rights.

Know-How:	means the documented unpatented technical information, as set out and described at Part 2 of Schedule 1 attached hereto, insofar as same was created by Scientist and/or a Scientist’s Researcher (including [***]) prior to the Effective Date.

Licensed IP:	means (i) the Application, and (ii) the Know-How, insofar as same was created by or on behalf of UCD prior to the Effective Date.

Licensee Improvement:	means Improvements made by or on behalf of the Licensee during the Term, but for the avoidance of doubt excludes UCD Improvements.

Material Breach:	means a breach of this Agreement that is material in the widest sense of having a serious effect on the benefit which the terminating Party would otherwise derive from a substantial portion of this Agreement in respect to the performance of this Agreement in accordance with its terms.

Milestones	means the specific milestones events with respect to the to use the Licensed IP for the Purpose in the Field in the Territory, as set out at Schedule 2 hereto, as may be varied or amended on the written agreement of the Parties.

Net Receipts:

means the amount of the following payments (excluding value added tax where payable in respect of such amount) obtained by, or due to the Licensee, or its Affiliates from a Third Party in relation to:

(i) the grant of sub-licences (including the grant of any option over a sub-license) of any of the Licensed IP such as: up-front, and milestone payments but for the avoidance of doubt excluding (a) milestone payments received by the Licensee or its Affiliates from a sub-licensee which constitute payment for research or development activities related to the Product, and (b) payments received by the Licensee or its Affiliates from a sub-licensee for the conduct of research and development activities related to the Product, in each case to the extent that such payments do not exceed a reasonable level of payment for the conduct of such research and development activities; and

(ii) royalty payments in relation to the sale of the Products by a sub licensee.

If the royalty payment received by the Licensee relates to a Combination Product, Net Receipts shall, subject to the

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provisions of Clause 6.1.3(e), be calculated by multiplying the royalties received by Licensee from the applicable sublicensee during the applicable reporting period by the fraction A/(A+B) where: “A” is the average sale price of the Product contained in the Combination Product when sold separately by the sublicensee in such country; and “B” is the average sale price of the other API included in the Combination Product when sold separately by its supplier in such country, in each case during the applicable reporting period or if sales of both the Product and/or other API did not occur in such country during such period, then in the most recent reporting period in which sales of both occurred.

In the event that such average sale price cannot be determined for both the Product and the other API included in the Combination Product, the calculation of Net Receipts arising from such Combination Product shall subject to the provisions of Clause 6.1.3(e) be calculated by multiplying the royalties received by Licensee from the applicable sublicensee during the applicable reporting period by the fraction of C/(C+D) where: “C” is the fair market value of the Product, and “D” is the fair market value of the other API included in the Combination Product. In such event, the Parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product and the other API included in the Combination Product.

In circumstances where Net Receipts relate to license fees in relation to a Combination Product, the Parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product and the other API included in the Combination Product.

Net Sales:

means the total of the gross amount invoiced for sales or other supply of the Product by the Licensee or its Affiliates to a Third Party (but for the avoidance of doubt excluding sales to Affiliates) in a usual arm’s length transaction from, less the following deductions from such gross amounts as are actually paid or accrued for by the Licensee, its sub-licensee or its Affiliates (as the case may be) including, without limitation:

(i)            trade, cash or quantity discounts, retroactive price reductions or adjustments in each case actually granted, or billing corrections actually corrected and bad debts actually collected with respect to sales of Product;

(ii)           amounts repaid, credits or allowances granted for damaged goods, defects, recalls, returns or

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rejections of the Product(s);

(iii)          taxes paid by or charged to the account of the Licensee or Affiliates including without limitation; rebates and similar payments made with respect to sales paid for by any Third Party, governmental or regulatory authority, sales tax, value added tax, import/export duties or other similar governmental taxes or charges imposed on sales of the Product(s) but excluding national, state or local taxes based on income);

(iv)          commercially reasonable fees payable to a distributor with respect to sales and distribution of the Products, subject to such fees being normal and standard within the Field in the applicable countries of the Territory; and

(v)           freight, postage, shipping, customs duties and insurance charges to the extent included in the gross amount invoiced.

In relation to a Combination Product, ‘Net Sales’ shall subject to the provisions of Clause 6.1.2(c) be calculated by multiplying the actual Net Sales of such Combination Product during the applicable reporting period, by the fraction A/(A+B) where: “A” is the average sale price of the Product contained in the Combination Product when sold separately by the Licensee or its Affiliates in such country; and “B” is the average sale price of the other API included in the Combination Product when sold separately by its supplier in such country, in each case during the applicable reporting period, or if sales of both the Product and/or other API did not occur in such country during such period, then in the most recent reporting period in which sales of both occurred.

In the event that such average sale price cannot be determined for both the Product and the other API included in the Combination Product, Net Sales for the purpose of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Products by the fraction of C/(C+D) where “C” is the fair market value of the Product and “D” is the fair market value of the other API included in the Combination Product. In such event, the Parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product and the other API included in the Combination Product.

Products provided by the Licensee free of charge, for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no charge to eligible patients shall not be included in Net

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Sales, provided that the Licensee receives no consideration from such not-for-profit foundation or from such clinical trials or such use of Products.

Orphan Drug Exclusivity:	means granted orphan drug exclusivity by the applicable governmental agency, where an application has been made by the Licensee or an Affiliate for orphan drug designation for the applicable Product.

Patents:	means design and utility patent applications and patents including, without limitation, provisional patent applications, continuations, continuations-in-part, divisional applications and patents, reissues, re-examinations and revalidations of same, and extensions of any patents, patents of addition, SPCs and the like, and any foreign counterparts or equivalent protection rights in respect thereof.

Patent Rights:	means the following Patents which are owned and/or become owned by UCD: (i) the Application.

Phase I Study:	means a first in healthy human volunteer study.

Phase IIa Proof of Concept Study:	means a study in a small number of patients with the target disease that demonstrates the biological proof of concept.

Phase IIb Study:	means a dose ranging study conducted in patients with the target disease.

Product:	means one or more gene therapy products incorporating or using a HPAE, which incorporate or utilise, or the development, manufacture, use or supply of are covered by any Valid Claim, or which makes use of any of the Know-How, and “Products” shall be construed accordingly.

Purpose:	means to use the Licensed IP to develop, manufacture, have manufactured, use, and sell, market and/or otherwise supply the Product.

Reasonable Commercial Terms:	means such terms and conditions as would usually be found in a licence of the IPR in question in an equivalent arm’s length transaction.

Report:	means the report as set out and defined in Clause 5.4, detailing the progress made and steps taken by the Licensee during the previous twelve (12) months in respect of the Licensed IP in connection with the Purpose in the Field in the Territory, and which shall contain such financial, technical and other information, and in such a format, as is reasonably requested by UCD.

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Reporting Period:

means

(i)            with respect to the first Reporting Period, the period commencing on the Effective Date and ending on 31 December 2018; and

(ii)           with respect to each subsequent Reporting Period, a period of twelve (12) months commencing on 1 January 2019 and each subsequent anniversary of that date.

Scientist:	means [***] while employed by UCD and acting as principal investigator, and such principal investigator, appointed to replace [***] should [***] cease to act in such role.

Scientist’s Researcher:	means any researcher working under the direction of Scientist, while any such researcher is either employed or engaged by UCD (including as an employee, contractor or consultant).

SPC:	means a supplementary protection certificate.

Term:	means the term of this Agreement as set out in Clause 10.1.

Territory:	means worldwide.

Third Party:	means any individual or entity which is neither a Party, or an Affiliate of a Party, and “Third Parties” shall be construed accordingly.

UCD Improvement:	means any and all Improvements made by and/or on behalf of the Scientist and/or a Scientist’s Researcher during the Term, but which for the avoidance of doubt excludes Licensee Improvements.

Valid Claim:	means a claim of any issued, unexpired Patent Rights that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, dedicated to the public or otherwise rendered unenforceable.

1.2	Except as otherwise provided, any references in this Agreement to clauses, paragraphs, schedules and/or Parties are references to the clauses, paragraphs, schedules and/or Parties to this Agreement.

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1.3	Where applicable references to the singular shall include the plural and vice versa and reference to any gender shall include other genders.

1.4	The division of this Agreement to Clauses and sub-Clauses, and the headings used in this Agreement, are for convenience only, and shall not affect the interpretation of this Agreement.

1.5	In this Agreement, unless otherwise specified, any reference to writing includes fax transmission and email, but excludes SMS and similar means of communication.

1.6	This Agreement and all rights and obligations hereunder shall for all purposes be treated and construed as being separate and apart from any other agreement or agreements or any rights or obligations thereunder save only insofar as the express provision requires to the contrary.

1.7	In this Agreement, any phrase introduced by the words include, including, includes and such as are to be construed as illustrative, and shall not limit the sense of the words preceding those words.

1.8	In this Agreement, unless otherwise specified, any reference to a statute or statutory provision includes a reference to the statute or statutory provision as modified or re-enacted, or both, from time to time, and to any subordinate legislation made under it.

1.9	Any reference to a person shall be construed as a reference to any individual, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

2.	GRANT OF LICENCE

2.1	Subject to Clause 2.5, UCD hereby grants to the Licensee, and the Licensee hereby accepts with effect from the Effective Date:

2.1.1	an exclusive licence to the Patent Rights for the Purpose in the Field in the Territory, subject to Clause 2.5;

2.1.2	a non-exclusive licence to the Know-How for the Purpose in the Field in the Territory;

2.2	During the period of [***] commencing on the Effective Date, subject to the provisions of Clause 2.5, UCD shall not grant a licence to the Know How to any Third Party to develop or commercialise a Product in the Field in the Territory.

2.3	On the expiry of the Term, on a Product by Product and country by country basis, the Licensee may at its option notify UCD that it wishes to elect to negotiate a non-exclusive licence to the Know-How in the Field and in the applicable countries of the Territory and such licence shall be on terms to be negotiated in good faith between the Parties, having regard to the applicable provisions of the Agreement, and subject to the negotiation and conclusion of a separate agreement in writing between the Parties.

2.4	The Licensee may grant sub-licenses of the rights set out at Clause 2.1, provided that:

2.4.1	the Licensee shall provide UCD with a copy of each sub-license within thirty (30) Business Days after its grant;

2.4.2	to the extent applicable the Licensee shall ensure that there are included in the terms of any sub-license the obligations on the sub-licensee which are equivalent to the obligations contained in this Agreement, including in particular (but not limited to) Clause 3.2 (confidentiality of Know-How) and Clause 7;

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2.4.3	all sub-licenses shall terminate immediately on the termination of this Agreement for any reason;

2.4.4	the payment terms of any sub-licenses shall be on terms equivalent to those that should be included in a customary arm’s length transaction;

2.4.5	all sub-licenses shall be personal to the sub-licensee and not capable of assignment or sub-sub-licensing without UCD's prior written consent; and

2.4.6	the Licensee shall at all times indemnify UCD and keep UCD indemnified against any and all actions, proceedings, costs, claims, damages, expenses and/or liabilities arising any act or omission of any sub-licensee.

2.5	Notwithstanding (i) the exclusive licence granted by UCD to the Licensee pursuant to Clauses 2.1.1 and (ii) the provisions of Clause 2.2, the Licensee agrees and acknowledges that, subject to the provisions of Clause 3.3, UCD will at all times have an irrevocable, perpetual, royalty-free, worldwide right to use the Licensed IP for the purposes of academic teaching, publication (subject to Clauses 4.3.2 and 7.3, as applicable) and non-commercial research, including the right for UCD to sub-license to research collaborators (whether pursuant to a research grant or otherwise) for non-commercial research, provided that such research collaborators shall be under equivalent obligations of confidentiality as Clause 7. Subject to the provisions of Clause 4.3, any other access to (i) the Patent Rights in the Field in the Territory, and (ii) the Know-How in the Field in the Territory for five (5) years commencing on the Effective Date in accordance with Clause 2.2 will require the prior written consent of the Licensee which it may withhold at its sole discretion.

2.6	No licence is granted to the Licensee other than as expressly stated in this Clause 2. UCD reserves all other rights under the Licensed IP.

2.7	The Licensee and UCD shall execute such licences as may be necessary or appropriate for registration with intellectual property offices, patent offices or other relevant authorities in particular countries or regions of the Territory. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail. Prior to the execution of the formal licence(s) (if any) referred to in this Clause 2.7 the Parties shall so far as possible have the same rights and obligations towards one another as if such licence(s) had been granted. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by the relevant authorities, this Agreement shall not form part of any public record.

2.8	The Licensee may enter into one or more sub-contracts for the Products for the Purpose in the Field in the Territory, provided that:

2.8.1	any sub-contractor shall first enter into a confidentiality agreement with the Licensee and containing terms similar to, and no less onerous than, (and in respect to observing the obligations under) the provisions in Clause 7 of this Agreement, in relation to the disclosure of Confidential Information to the sub-contractor and the Licensee shall procure that any subcontractor duly observes and complies with such obligations;

2.8.2	the Licensee procures that the sub-contractor acts in accordance with the obligations on the Licensee pursuant to this Agreement.

2.8.3	the Licensee shall be liable for all acts and omissions of any sub-contractor.

3.	PROVISION OF KNOW-HOW AND TECHNICAL ASSISTANCE

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3.1	UCD will provide the Know-How to the Licensee as soon as practicable after the Effective Date, subject to the Licensee complying with Clause 3.2.

3.2	In consideration of the disclosure by UCD of the Know-How, the Licensee undertakes and agrees:

3.2.1	to keep the Know-How secret and in strict confidence and to use the Know-How only for the Purpose in the Field in the Territory and in the manner as set out in this Agreement, and for no other purpose;

3.2.2	to only disclose the Know-How to such employees, contractors or sub-licensees as require same for the Purpose in the Field in the Territory and provided said employees, contractors or sub-licensees have undertaken in writing to comply with the terms of this Agreement.

3.2.3	not to make or use any copies, synopses or summaries of any of the Know-How, except such as are strictly necessary for the Licensee’s internal communications in connection with the Purpose in the Field in the Territory, or as are strictly necessary for the Purpose;

3.2.4	at UCD’s written request, and in any event upon termination or expiration of this Agreement, to return to UCD (or, if requested, destroy or erase) all documents (and copies thereof) and other materials concerning or incorporating, or in any way recording any of the Know-How, in whatever form, which are in its possession or control, and shall make no further use or disclosure of any of the Know-How;

3.2.5	to give notice to UCD of any unauthorised misuse, disclosure, theft or loss of the Know-How as soon as possible and, in any event, no later than five (5) Business Days after becoming aware of the same; and

3.2.6	that the obligations in this Clause 3.2 shall continue to be binding on it with respect to each piece of Know-How, for so long as it remains secret and confidential, it being recognised that any particular Know-How shall not be deemed to be publicly known merely because other Know-How contained in the same document or embodiment becomes publicly known.

3.3	UCD shall keep the Know-How secret and in strict confidence and shall procure that other licensees of the Know-How shall also do so.

4.	IMPROVEMENTS

4.1	UCD shall own all rights in and to the UCD Improvements.

4.2	It is envisaged as at the Effective Date, that the Parties intend to enter into good faith negotiations during the Term with a view to the negotiation and conclusion of a collaborative research agreement as between the Parties, to further develop HPAE polymer technologies developed by the Scientist with application in the Field and that such an agreement shall regulate such collaborative research project and the access rights of Licensee to the foreground intellectual property generated pursuant to such collaborative research project. The provisions of this Clause 4.2 shall not be construed to obligate either Party to enter into such a collaborative research agreement. Furthermore, any failure on the part of the Parties, or either Party, to so enter into such an agreement following good faith negotiations shall not constitute a breach of this Agreement.

4.3	Strictly subject to Clause 4.3.4 below, it is agreed that during the Term:

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4.3.1	in the event that UCD is carrying out research in relation to HPAE polymer technology developed by the Scientist with application (including in conjunction with one or more additional technologies) in the Field, UCD shall prior to disclosure to any Third Party (other than a research collaborator) notify the Licensee of and, if and/or requested by Licensee, provide the Licensee with details in respect to IPR and data generated pursuant to such research and such other information as is reasonably required by Licensee for the Licensee to be able to evaluate such IPR and data, and that such information and/or access to and/or evaluation of such IPR and data shall be subject to the good faith negotiation and conclusion of a separate evaluation licence between the Parties in writing;

4.3.2	in the event that UCD proposes to publish the output of all or some of such research, UCD shall provide a copy of the proposed publication material to Licensee for review and comment at least thirty (30) Business Days prior to the proposed submission date for publication. UCD shall in good faith consult with Licensee and its patent advisers to consider recommended alterations or deletions to the proposed publication material that are reasonably appropriate in order to enable UCD to seek appropriate legal protection or registration of the IPR in respect of such output, or to facilitate the negotiation of a further agreement between the Parties. For the avoidance of doubt, UCD shall be under no obligation whatsoever to act in accordance with such recommendations of the Licensee and UCD may make such alterations or deletions in and/or at its sole discretion; and

4.3.3	UCD shall in good faith consider proposals made by Licensee to enter in to an evaluation licence and/or a commercialisation licence with regard to all or part of the IPR in respect to the development of the Licensed IP by the Scientist in the Field and such licences shall be subject to negotiation in good faith between the Parties and the conclusion of separate agreements in writing between the Parties. The provisions of this Clause 4.3.3 shall not be construed to obligate either Party to enter into such a licence. Furthermore, any failure on the part of the Parties, or either Party, to so enter into such a licence following good faith negotiations shall not constitute a breach of this Agreement.

4.3.4	The provisions of this Clause 4.3 shall be strictly subject to the extent that UCD is not prohibited by (i) law or (ii) any contractual or other obligation which UCD may have to any Third Party (including without limitation in respect to any contractual or other obligations in such funding agreements with one or more state agencies as may be applicable).

4.4	The Licensee shall own all rights in and to the Licensee Improvements. To the extent that it is not prohibited by law or by any contractual obligation to any Third Party, Licensee shall in good faith consider a request by UCD to grant to UCD a non-exclusive licence to use applicable Licensee Improvements for non-commercial research purposes only, on terms to be negotiated in good faith to include obligations of confidentiality consistent with the provisions of this Agreement.

5.	OBLIGATIONS ON THE Licensee

5.1	The Licensee shall use Commercially Reasonable Efforts to develop, use and exploit the Licensed IP for the Purpose in the Field in the Territory.

5.2	Notwithstanding and without prejudice to the generality of Clause 5.1, the Licensee shall use Commercially Reasonable Efforts to achieve the Milestones by the dates as described in Schedule 2.

5.3	The Licensee shall consult with the UCD in relation to the progress being made to achieve the Milestones. Any updates and/or amendments to the Milestones shall be discussed in advance

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with UCD and any such updates and/or amendments shall be incorporated into this Agreement with the express written agreement of both Parties.

5.4	Without prejudice to the generality of the Licensee’s obligations pursuant to Clause 5.1, the Licensee shall provide annually to UCD an updated, written statement (the Report), at the same time as the royalty statements outlined in Clauses 6.9 and 6.10, which shall include details of:

5.4.1	the progress made and steps taken by the Licensee, its Affiliates and the sub-licensees since the Effective Date or the date of the previous Report (as defined and pursuant to this Clause 5.4) in respect to the Purpose in the Field in the Territory, including in respect to regulatory approvals and/or regulatory applications;

5.4.2	set out the dates on which the applicable Milestone(s) have been achieved and, where applicable, report on the differences between such dates and the dates as described in Schedule 2 (as may be amended) and the reasons for those differences; and

5.4.3	Licensee’s plans for the next twelve (12) months in relation to the Product.

5.5	Licensee shall meet UCD to discuss the contents of such Report, and will answer such questions as may be asked by UCD in respect of the progress made by the Licensee and the steps taken pursuant to this Agreement. The Licensee acknowledges and agrees that UCD’s receipt or approval of any Report shall not be taken to waive or qualify the Licensee’s obligations under Clause 5.1.

5.6	Referral to Expert. If UCD reasonably considers on the basis of the Report that Licensee has, without legitimate reason having put Licensee on notice that it considers Licensee to have failed to comply with its obligations pursuant to Clause 5.1 and/or 5.2 and given Licensee reasonable time to address UCD’s concerns, failed to comply with its obligations pursuant to Clause 5.1 and/or 5.2, UCD shall be entitled to refer the following questions to an Expert (as defined in Schedule 3):

5.6.1	whether taking into account the provisions of Clause 5 and Schedule 2 the Licensee has complied with its obligations pursuant to Clause 5.1 and/or Clause 5.2 (as the case may be); and if not

5.6.2	what specific action the Licensee should have taken (Specific Action) in order to have so complied.

5.7	Appointment of Expert. The Expert shall be appointed in accordance with the provisions of Schedule 3 and his decision shall be final and binding on the Parties.

5.8	Consequences of Expert’s decision. If the Expert determines that the Licensee has failed to comply with its obligations pursuant to Clause 5.1 taking into account the provisions set out in Schedule 2, and if the Licensee fails to take the Specific Action within six (6) months of the Expert giving his decision, UCD shall be entitled, by giving, at any time within three (3) months after the end of that six (6) month period, not less than three (3) months’ notice to terminate this Agreement and the licences granted to the Licensee pursuant to Clause 2.

5.9	Licensee shall report to UCD the dates of the First Commercial Sale of a Product and the First Commercial Sale of each and every subsequent Product (that is each and every subsequent Product requiring a separate marketing authorisation such as pursuant to a New Drug Application) in each country within the Territory within [***] of their occurrence.

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5.10	The Licensee will ensure that the Products and the packaging associated with them are appropriately marked with any relevant Patent or patent application numbers to comply with the laws of each of the countries in which the Products are sold.

5.11	The Licensee shall procure that the manufacture of the Products are to the standard of quality and workmanship as is required by and to comply with all applicable laws and regulations in each country of the Territory, and the Licensee shall be responsible for compliance with all relevant regulatory and legal requirements in respect of the Licensed IP and Products.

6.	PAYMENTS

6.1	Subject to Clause 6.2 hereto, in consideration of the rights granted pursuant to Clause 2 and Clause 3, the Licensee shall make payments to UCD in accordance with this Clause 6.1 as follows:

6.1.1	Upfront and Milestone Payments:

(a)	an upfront payment of forty thousand Euro (€40,000) [***] of the Effective Date;

(b)	development milestone payment(s) of:

(i)	one hundred thousand Euro (€100,000) on the successful completion of the first Phase IIa Proof of Concept Study; and

(ii)	one hundred thousand Euro (€100,000) on successful completion of the first Phase IIb Study; and

(c)	commercial milestone payment(s) of:

(i)	two hundred thousand Euro (€200,000) when the First Commercial Sale of a Product has been achieved; and

(ii)	two hundred thousand Euro (€200,000) in the case of the First Commercial Sale of each and every subsequent Product (that is each and every subsequent Product requiring a separate marketing authorisation such as pursuant to a New Drug Application).

All upfront and milestone payments as set out and specified in this Clause 6.1.1 are non-creditable and non-refundable.

(d)	The milestone payments in Clause 6.1.1(b) shall only be payable if the applicable Product is covered by a Valid Claim in France, Germany, Italy, Spain, the United Kingdom, or the United States.

(e)	The milestone payments in Clause 6.1.1(c) shall only be payable if (i) the sale of the applicable Product is covered by a Valid Claim, or (ii) there is Orphan Drug Exclusivity for such a Product in the country of sale.

6.1.2	Royalty Payments on Net Sales:

(a)	Net Sales of Product as follows:

(i)	two per cent (2%) on Net Sales in a calendar year up to one hundred million Euro (€100,000,000); and

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(ii)	three per cent (3%) on Net Sales in a calendar year in excess of one hundred million Euro (€100,000,000).

(b)	A royalty on Net Sales of the Product shall only be payable:

(i)	if at the time of sale the sale of the Product is covered by a Valid Claim in the country of sale,

(ii)	if at the time of sale there is Orphan Drug Exclusivity for the Product in the country of sale; or

(iii)	in relation to the first Product to achieve First Commercial Sale in any country of the Territory, until the last to occur of (a) the expiration of the last Valid Claim covering the Product in the country of sale, (b) the expiration of Orphan Drug Exclusivity for the Product in the country of sale, or (c) fifteen years (15) from the date of the First Commercial Sale of such Product in any country of the Territory, provided that such period follows the expiration of the last Valid Claim in the applicable country of sale.

(c)	If the royalty on Net Sales relates to a Combination Product, (i) the royalty rate in Clause 6.1.2(a)(i) shall not be reduced below [***], and (ii) the royalty rate in Clause 6.1.2(a)(ii) shall not be reduced below [***].

(d)	The determination as to the applicable royalty rates in this Clause 6.1.2 shall be determined during every calendar year of the period set out in Clause 6.1.2.

6.1.3	Net Receipts:

(a)	thirty per cent (30%) of Net Receipts received during that period of the Term prior to the initiation of a Phase I Study;

(b)	twenty per cent (20%) of Net Receipts received during that period of the Term commencing upon the initiation of the Phase I Study and before the completion of a Phase IIa Proof of Concept Study;

(c)	ten per cent (10%) of Net Receipts received during that period of the Term commencing upon the completion of a Phase IIa Proof of Concept Study.

(d)	A royalty on Net Receipts in relation to royalties received by Licensee or an Affiliate from a sub-licensee shall only be payable:

(i)	if at the time of sale by the sub-licensee the sale of the Product is covered by a Valid Claim in the country of sale;

(ii)	if at the time of sale by the sub-licensee there is Orphan Drug Exclusivity for the Product in the country of sale; or

(iii)	in relation to the first Product to achieve First Commercial Sale in any country of the Territory, until the last to occur of (a) the expiration of the last Valid Claim covering the Product in the country of sale, (b) the expiration of Orphan Drug Exclusivity for the Product in the country of sale; or (c) fifteen years (15) from the date of the First Commercial Sale of such Product in any country of the Territory, provided that such period follows the expiration of the last Valid Claim in the applicable country of sale.

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(e)	If the royalty on Net Receipts relates to a Combination Product, the royalty rates in Clauses 6.1.3(a), (b) and (c) shall not be reduced by more than [***].

General Terms re Payments:

6.2	The consideration which the Licensee and/or its Affiliates shall charge Third Parties for the supply of Product shall be on an arm’s length transaction basis on Reasonable Commercial Terms. If any prices are not charged on this basis, the Net Sales shall be calculated based on the price which would have been charged on an arm’s length transaction basis.

6.3	Subject to the provisions of Clause 6.4, UCD shall be responsible for and shall bear all taxes levied upon payments received by it, and UCD hereby authorises Licensee to withhold such taxes from the payments which are payable to UCD in accordance with this Agreement if Licensee is either required to do so pursuant to the applicable tax laws or directed to do so by any agency of the relevant government. Upon the written request of UCD, Licensee shall, with respect to the laws of the country from which the payments are made, reasonably support UCD in its legal efforts to minimise any such withholding taxes, and provide UCD with information about any and all documentation reasonably required to enable UCD to obtain appropriate relief in respect to the payment in question and, if this is not possible, to facilitate the reduction of the withholding to a legal minimum and on request to provide UCD with receipts and any other evidence from relevant revenue authorities which may be required by UCD for its own tax affairs in this respect.

6.4	In the event that the Licensee ceases to be tax resident in Ireland, the Parties shall in good faith review the provisions of Clause 6.3 and negotiate such amendments to Clause 6.3 as are fair and equitable between the Parties.

6.5	All amounts payable by the Licensee pursuant to of this Agreement shall be made in Euro, and shall be payable by cheque or by bank transfer to the account of UCD as set out in Annex 1:

6.6	All amounts payable to UCD pursuant to Clauses 6.1.2 and 6.1.3 shall be payable annually within [***] from the end of each Reporting Period and include payment of all sums payable or receivable in respect of that Reporting Period.

6.7	Any exchange of currency made to calculate sales or payments for the purpose of this Clause 6 will be determined as at the last Business Day of each Reporting Period with respect to which the sales or payments are made, using the average of the average daily buying and selling rates of such other currency as quoted by Bank of Ireland in Dublin during that Reporting Period.

6.8	If the Licensee fails to make any payment due to UCD pursuant to this Agreement by the due date, without prejudice to any other right or remedy available to UCD, UCD may charge interest both before and after any judgment) on the amount outstanding, on a daily basis at a rate equivalent to of [***] per annum above the ECB Rate from time to time in force. Such interest will be calculated from the payment due date to the actual date of payment, both dates inclusive. The Licensee will pay such interest to UCD on demand.

Financial Reporting:

6.9	When making any payments to UCD pursuant to this Agreement, the Licensee shall also contemporaneously notify NovaUCD as per UCD’s perspective representative as in accordance with clause 13.2 in writing of said payment, and said notification shall be accompanied by a report sent to NovaUCD (hereinafter Financial Reports), certified as true and accurate by an authorised officer of the Licensee, showing such information as UCD may reasonably request to enable UCD to calculate the sums due to UCD pursuant to this Agreement, including, without

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limitation, details of how the following were calculated in respect of the payments made for the Reporting Period in question: gross revenue receivable by the Licensee, the sources of that revenue, the deductions made to calculate Net Sales, and all sums due to UCD.

6.10	The Licensee shall, and shall procure that its Affiliates and its sub-licensees (as applicable), keep accurate records and books of account (hereinafter Records and Accounts) showing details of all activities in respect of the Licensed IP for the Purpose in the Field in the Territory and such other information as would be reasonably necessary for UCD to be able to confirm the calculation of Net Sales and Net Receipts including, without limitation, details of sums receivable by the Licensee in respect of the Licensed IP for the Purpose in the Field in the Territory, (including in respect of Products made or sold), for at least [***] following the dates of the underlying transaction, and will permit UCD or its agents to inspect and audit these records and books, who shall also be entitled to take copies of or extracts from the same. In the event that any such inspection or audit reveals a discrepancy of greater than [***] between the sums paid from those payable to UCD pursuant to this Agreement, the Licensee shall, save where the determination of such inspection or audit is disputed in good faith by Licensee (acting reasonably), promptly (i) make up any shortfall plus interest at a rate of [***] per annum above the ECB Rate from time to time in force, and (ii) reimburse UCD in respect of any reasonable professional charges incurred for such audit or inspection. The provisions of this Clause 6.10 shall continue to apply notwithstanding termination or expiry of this Agreement for whatever reason, until the payment of all outstanding sums due to UCD.

7.	CONFIDENTIALITY

7.1	Confidential Information shall mean:

7.1.1	the provisions of this Agreement and information, know-how or data that is disclosed by one Party to the other Party for the purposes of this Agreement before, on or after the date of this Agreement relating to the operations, business, research of a Party which if disclosed in writing shall be marked ‘Confidential’, or if first disclosed otherwise, shall within thirty (30) Business Days of such disclosure be reduced to writing by the Party, as the case may be, and sent to the other Party. For the avoidance of doubt Know-How shall be treated as Confidential Information of UCD and shall be subject to the applicable confidentiality restrictions in Clause 3. Furthermore, all information relating to the Application disclosed by UCD to the Licensee shall be treated as Confidential Information of UCD and the provisions of this Clause 7 shall be construed accordingly;

7.1.2	Confidential Information shall exclude information which:

(a)	is publicly available or subsequently becomes publicly available other than in a breach of this Agreement;

(b)	the recipient can demonstrate by way of contemporaneous written documentation was already lawfully known to the recipient on a non-confidential basis before being disclosed by the recipient; or

(c)	is rightly acquired from a Third Party who is not in breach of an agreement to keep such information confidential

7.1.3	Subject to the provisions of Clause 7.2, each Party shall (i) keep the Confidential Information confidential at all times; (ii) not disclose the Confidential Information or allow it to be disclosed in whole or in part to any Third Party without the prior written consent of the other Party such consent not to be unreasonably withheld, conditioned or delayed, except in accordance with

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the provisions of this Agreement; (iii) not to use the Confidential Information in whole or in part for any purpose, other than for the sole purpose of performing its obligations under this Agreement; (iv) to take all proper and reasonable measures to ensure the confidentiality of the Confidential Information; (v) to inform the other Party immediately if it becomes aware of the possession, use, or knowledge of any of the Confidential Information by an unauthorized person, and to provide any reasonable assistance in relation to such unauthorized possession, use, or knowledge that the other Party shall require; (vi) to refrain from using the Confidential Information for any purposes outside the scope of this Agreement either for the other Party’s benefit or for the benefit of any of its Agents; and (vii) not disclose Confidential Information of the other Party to others (except to its employees, agents or consultants who are bound to the applicable Party by a like obligation of confidentiality) without the express written permission of other Party, except that the Party shall not be prevented from using or disclosing any of the Confidential Information of the other Party that:

(a)	such Party can demonstrate by written records was previously known to it;

(b)	is now, or becomes in the future, public knowledge other than through acts or omissions of such Party;

(c)	is lawfully obtained by such Party from sources independent of the other Party; or

(d)	is required to be disclosed by law, a court of competent jurisdiction or a relevant stock exchange, in which case the Party will (i) inform the other Party of the full circumstances of the disclosure and the information that shall be disclosed; (ii) consult with the other Party prior to such disclosure as to possible steps to avoid or limit disclosure and take those steps where they would not result in significant adverse consequences; (iii) ask the court or other public body to treat the Confidential Information as confidential; and (iv) in the event disclosure of the Confidential Information is made, only disclose the minimum amount necessary to comply with the court or public body’s request.

7.2	The Financial Reports, Records and Accounts and Report shall be treated as Confidential Information of the Licensee, but notwithstanding the provisions of Clause 7.1, UCD may identify the sums received from the Licensee in UCD’s annual report and similar publications, in consideration of the disclosure by the Licensee of the Financial Reports, Records and Accounts and Report to UCD, provided that UCD agrees:

7.2.1	to keep such Financial Reports, Records and Accounts and Report strictly confidential and to use such Financial Reports, Records and Accounts and Reports solely in connection with and for the purposes of this Agreement and in the manner as set out in this Agreement, and for no other purpose;

7.2.2	to only disclose such Financial Reports, Records and Accounts and Report (in relation to the financial aspects of the Report only) (and for the avoidance of doubt, unless otherwise required by a funding agency, ensuring all technical and other information relating to the Licensed IP is not disclosed) to such employees, contractors or sub-licensees as require same only for the purposes of this Agreement;

7.3	In relation to the proposed publication of material relating to the Licensed IP:

7.3.1	UCD shall provide a copy of proposed publication material relating to the Licensed IP to the Licensee for review and comment at least [***] prior to the proposed submission date for publication (Review Period);

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7.3.2	during the Review Period UCD shall in good faith consult with Licensee and its patent advisers to consider recommended alterations or deletions to the proposed publication material that are reasonably appropriate in order to enable UCD to seek appropriate legal protection or registration of such Licensed IP, but UCD shall not be obliged whatsoever to make such alterations or deletions, and such alterations or deletions may be made by UCD in and/or at UCD’s sole discretion;

7.3.3	if, during the Review Period, the Licensee (acting reasonably) requests alterations to the proposed publication material so that it does not disclose any (i) Confidential Information of the Licensee, or (ii) proprietary information owned by Licensee, the publication will be amended as requested; and

7.3.4	if, during the Review Period, the Licensee reasonably requests it and to the extent the proposed publication material contains IPR owned by the Licensee, UCD may also be required by the Licensee to delay publication for a period not exceeding [***] in order to enable the Licensee (as the case may be in accordance with this Agreement) to seek appropriate legal protection or registration of such IPR as owned by the Licensee.

7.4	The obligations of each Party with respect to Confidential Information shall continue for a period ending [***] from the termination or expiry of this Agreement, excepting in respect to Know-How, which shall be treated as Confidential Information of UCD and which is and shall be subject to the confidentiality and secrecy restrictions as set out in and in accordance with Clause 3 and which obligations shall continue to be binding on the Parties (as applicable) in accordance with the relevant provisions of Clause 3.

8.	MANAGEMENT AND PROTECTION OF LICENSED IP

Management of Licensed IP:

8.1	Within [***] of the Effective Date, Licensee shall reimburse UCD in respect of all of the vouched Third Party costs and expenses UCD has incurred for the filing, prosecuting, maintaining, protecting and all other actions and costs in respect of the Application, including the professional and associated costs therewith (Past Patent Costs). Such Past Patent Costs shall be paid by the Licensee to the UCD within [***] of receiving an invoice from and/or on behalf of the UCD, dated after the Effective Date. During the Term, the Licensee will be entitled to and shall be responsible for taking, and shall take, all actions and pay all costs associated with the filing, prosecution, maintenance, protection and all other actions and costs in respect of the Application, including the professional and associated costs therewith.

8.2	During the Term, the Licensee, shall appoint and be the point of contact with patent agents mutually agreed between the Licensee and UCD in respect of all aspects of filing, prosecuting and maintaining the Patent Rights, but. Licensee shall ensure UCD receives a copy of material correspondence to and from the relevant patent offices and shall consult with UCD in respect of the filing, prosecution and maintenance of the Patent Rights, including the designation of all countries, unless the Parties agree otherwise in writing.

8.3	UCD shall provide the Licensee all reasonable assistance in the filing, and prosecution of the Patent Rights, and the maintenance of the Patent Rights when granted, at the expense of the Licensee.

8.4	The Licensee and UCD shall cooperate fully in the preparation, filing, prosecution and maintenance of the Patent Rights in the Territory by executing all papers and instruments so as

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to enable the Licensee to apply for, to prosecute and to maintain patent applications and Patents in UCD’s name in any country, including the execution of documents by applicable employees and students of UCD. Each Party shall promptly notify the other Party as to all matters which come to its attention and which may affect the filing, prosecution, maintenance and protection of the Patent Rights.

8.5	UCD shall provide such assistance as is reasonably required by the Licensee to obtain all available SPC(s) in relation to the Patent Rights. If a Party has an option to extend the patent term for only one of several granted Patents pursuant to the Patent Rights, the Parties will consult before making the election. If more than one granted Patent pursuant to the Patent Rights is eligible for extension, SPC or patent term restoration, the Parties will discuss and agree upon a strategy that will maximise patent protection for the Patent Rights. All filings of such SPC(s) will be the responsibility of the Licensee with all reasonable assistance from UCD and shall be owned by UCD.

8.6	The Licensee shall pay the costs of all SPC filings and payment shall be made by the Licensee directly to the patent agent mutually agreed between the Licensee and UCD to be responsible for the drafting and filing of such SPCs.

8.7	Licensee agrees and acknowledges that, save as specified in this Clause 8, UCD shall be under no other obligation to do any other acts or things, or pay any sums, to prosecute, maintain, defend or in any other way protect the Patent Rights.

8.8	Notwithstanding Clause 8.2, Licensee shall not permit any Patent Rights (or if granted, any Patent) to lapse or be abandoned in [***], without giving UCD at least thirty (30) Business Days’ notice prior to any such lapse or abandonment, of its intention to do so, in order that UCD has an opportunity to assume full responsibility for the continued prosecution and maintenance of same in the applicable country or countries, including the payment of all costs associated therewith. In the event that the Licensee elects not to do any particular act specified in this Clause 8.8 and UCD elects (in its sole discretion) to take said action, then UCD’s rights in the Patent Rights for the applicable country or countries shall be deemed to be excluded from the licence granted to the Licensee in this Agreement, the Licensee’s responsibility for the future costs will terminate in respect of the Patent Rights in question in the applicable country or countries on the date of UCD’s receipt of the Licensee’s notice, and UCD shall have the sole and exclusive right to use and exploit all rights in the applicable Patent Rights in the applicable country or countries. It is understood that UCD shall have the right, but not the obligation, to assume such responsibility under this provision.

8.9	Infringement by Third Parties

8.9.1	The Licensee shall promptly give UCD full information of any actual, threatened or suspected infringement by a Third Party of the Licensed IP or of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed IP including as follows: (i) that any aspects of the Licensed IP is being attacked whether through validity challenge, revocation application, nullity action, opposition, interference or otherwise; or (ii) that any application for a Patent is made by, or any Patent is granted to, a Third Party by reason of which the Third Party in a Party’s opinion may be granted or may have been granted rights which conflict with any of the rights granted to the Licensee under the Licensed IP; or (iii) of any infringement/misappropriation or potential infringement/misappropriation of any of the Licensed IP; or (iv) that any application is made for a compulsory licence under any granted Patent (collectively Third Party Infringement) of which the Licensee becomes aware.

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8.9.2	If a Third Party Infringement occurs, then the Parties will consult in good faith with each other as to the appropriate course of action to be taken and to decide the best way to respond to such alleged infringement. The Licensee may, in its sole discretion, take such action as is commercially and legally reasonable in accordance with the advice and resources available to it with respect to the Third Party Infringement. In any event, before starting any legal action under this Clause 8.9.2, the Licensee shall consult with UCD as to the advisability of the action or settlement, its adverse effect on the good name of UCD, how the action should be conducted, and in addition, if the alleged infringement is both within and outside the Field, the Parties shall also co-operate with UCD’s other licensees (if any) in relation to any such action. Such action will be brought in the Licensee’s own name and at the Licensee’s cost, and the Licensee will retain all damages awarded or settlement amounts received to reimburse Licensee for all costs and expenses incurred relating to such proceedings which have not already been reimbursed in such court judgment. At the request of the Licensee, UCD shall provide reasonable assistance to the Licensee in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action.

8.9.3	The Licensee indemnifies UCD against all actions, claims, loss, damage, cost or expenses and awards, which UCD may incur, suffer or become liable to, arising out of or in connection with any proceedings or action taken by the Licensee in relation to a Third Party Infringement.

8.9.4	The Licensee shall keep UCD advised of the progress of such proceedings and provide UCD with copies of documents used in or prepared for such proceedings (subject to ensuring that any legal professional privilege in any documents is maintained).

8.9.5	If UCD wishes, in its sole discretion, to join or assist the Licensee in prosecuting such proceedings, UCD will notify the Licensee of such wish and in such event shall contribute to the costs and expenses of the proceedings as agreed between the Parties, and if no agreement is reached as to costs and expenses as between the Parties, then UCD shall have no obligation to contribute to the costs and expenses of the proceedings.

8.9.6	If the Licensee:

(a)	determines it will not take action or, once some action has been engaged in, not commence proceedings, the Licensee will promptly notify UCD in writing that it is unwilling to take action or proceedings against a Third Party with respect to a Third Party Infringement; or

(b)	fails to take any action or agree a course of action with UCD, within a period of [***] after notification of the Third Party Infringement pursuant to Clause 8.9.1,

unless the Parties agree alternative arrangements, then UCD may institute and prosecute an action in its own name, in which case UCD will retain all damages awarded or settlement amounts received.

8.10	Third Party claims

8.10.1	If proceedings are threatened or commenced by a Third Party against UCD, or the Licensee in the Territory on the ground that the exploitation of any Licensed IP or Product pursuant to this Agreement infringes IPR owned by a Third Party, then:

(a)	the Party threatened or sued shall promptly notify the other Party and provide full information. The Parties shall promptly consult with each other in good faith;

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(b)	the Parties will refer the matter to the Licensee’s patent lawyer for advice on the action, or settlement thereof and how the action should be conducted;

(c)	each Party will co-operate in providing the necessary information and documents and attend meetings to assist the preparation of that advice; and

(d)	the Licensee will pay for the cost of that advice.

8.10.2	Subject to Clause 8.10.1, if proceedings are threatened or commenced against the Licensee, the Licensee will, in consultation with UCD, be responsible for the defence of those proceedings.

8.10.3	A Party will not be required to defend any infringement proceedings brought by a Third Party where advice obtained pursuant to Clause 8.10.1(b) is to the effect that it would be imprudent to defend such proceedings.

8.10.4	Each Party agrees to keep the other Party advised of the progress of any proceedings in which it is a defendant and (subject to ensuring that any legal professional privilege in any documents is maintained) provide the other Party with copies of documents used in or prepared for such proceedings.

8.11	If during the Term of this Agreement, the Licensee acting in a commercially reasonable manner considers it necessary to obtain a licence from any Third Party (a Third Party Licence) in order to avoid infringing a Third Party’s Patent(s) resulting from the exploitation of the Patent Rights, the Licensee shall be entitled to offset [***] of the amount paid pursuant to the Third Party Licence against the royalty payments otherwise payable to UCD pursuant to Clauses 6.1.2 and 6.1.3 of this Agreement, provided that such royalty payments payable to UCD shall not be reduced by more than [***] of the royalty payment otherwise payable pursuant to Clauses 6.1.2 and 6.1.3 of this Agreement. The offset referred to in this Clause 8.11 shall only be made where the infringement of the Third Party’s Patents arises from the use of the Patent Rights in accordance with the provisions of this Agreement, and not from the use of any other IPR that the Licensee chooses to use in the manufacture or sale of any Product.

8.11.1	In the event that the Licensee is required to make a payment of any amount to a Third Party in connection with a Third Party claim resulting from the exploitation of the Patent Rights in order to avoid infringing a Third Party’s Patent(s), by way of damages, pursuant to a court order, settlement or otherwise, the Licensee shall be entitled to offset [***] of the amount paid pursuant to the Third Party Licence against the royalty payments otherwise payable to UCD pursuant to this Agreement, provided that the royalty payments payable to UCD shall not be reduced by more than [***] of the royalty payments otherwise payable.

8.11.2	The Licensee shall have the right to carry forward any amounts of the credit which are not or have not been off set against the royalty payments paid in any given calendar year to the following or subsequent calendar years (if applicable) as against payments otherwise payable by Licensee pursuant to Clause 6.1.2 or 6.1.3.

9.	WARRANTIES AND LIABILITY

9.1	Each of the Parties acknowledges that, in entering into this Agreement, it has not relied on any warranty, representation or undertaking and each Party waives any claim for breach of any warranty, representation or undertaking which is not expressly contained in this Agreement as a warranty.

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9.2	Subject to the provisions of Clause 9.4 and Clause 9.6, Licensee acknowledges that UCD is providing the Licensed IP on an ‘as is’ basis, without warranty or representations, including, by way of example, without any warranty or representation:

9.2.1	as to merchantability, fitness for a particular purpose, accuracy, efficacy, completeness, capabilities or safety; or

9.2.2	as to the efficacy or usefulness of any of the Licensed IP; or

9.2.3	that the Application will proceed to grant or, if granted, shall be valid; or

9.2.4	that the use of any of the Licensed IP, or the manufacture, use or supply of any Products, or the exercise of any of the rights granted pursuant to this Agreement will not infringe any IPR or other rights of any other person; or

9.2.5	that any Products will be of satisfactory quality or fit for the purpose for which the Licensee (or its sub-licensees or customers) intended, and all warranties, conditions, terms, undertakings and obligations with respect to the Licensed IP and any Products, whether express or implied by statute, common law, custom, trade usage, course of dealing or in any other way, are hereby excluded to the greatest extent permitted by law.

9.3	Subject to the provisions of Clause 9.12, the total aggregate liability of UCD in respect of the Licensed IP or arising in any other way out of the subject matter of this Agreement shall not exceed the total amounts paid by Licensee to UCD pursuant to this Agreement.

9.4	Warranties by UCD

UCD represents and warrants to the Licensee that, except as otherwise disclosed by UCD in writing, and as far as UCD is aware (but without having carried out any searches or investigations in this regard, including without limitation in respect to the existence of any Third Party rights that may affect any of the Licensed IP, each of the following warranties is correct as at the Effective Date:

9.4.1	UCD is the owner of the Patent Rights and has the right to grant the licences pursuant to this Agreement to the Licensee;

9.4.2	all necessary licenses, consents, permits and authorities (public and private), have been obtained to enable UCD to properly perform its obligations pursuant to this Agreement;

9.4.3	the execution and performance of this Agreement by UCD does not breach any agreements that it has with Third Parties;

9.4.4	in relation to the agreement entered into by UCD on [***] with a Third Party pursuant to which UCD granted a non-exclusive licence to the certain of the Licensed IP to the Third Party to facilitate a project to be conducted in conjunction with [***] (as an SFI Fellow)(Fellowship Agreement), and such non-exclusive licence in respect to such Licensed IP granted to such Third Party will be terminated in accordance with and pursuant to the terms and conditions of such Fellowship Agreement, and that following such termination the said Third Party shall have no rights to the Licensed IP;

9.4.5	there is no action or proposed action by any other person to challenge, threaten or cancel any IPR in the Licensed IP;

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9.4.6	there is no claim against any person relating to or alleging infringement of any of the Licensed IP;

9.4.7	no claim or legal proceeding has been served on UCD, nor, is any claim or legal proceeding threatened, by any person alleging (and there is no basis for any claim, whether or not asserted) that:

(a)	the Licensed IP are invalid or unenforceable; or

(b)	the Licensed IP violates or infringes the IPR of any Third Party;

9.4.8	there are no judgments against UCD or settlements to which UCD is a party concerning the Licensed IP;

9.4.9	the Know-How was generated by employees of UCD, and in each case the terms of employment vested in UCD, all right, title, and interest in and to any intellectual property generated by them in respect of such Know-How; and UCD is not aware that any Third Party has rights in any Know-How that would adversely affect the Licensee’s rights pursuant to this Agreement.

9.5	Mutual warranties

Each Party warrants that at the Effective Date:

9.5.1	it has full corporate power and authority to enter into, perform and observe its obligations and duties pursuant to this Agreement and that the execution and performance of this Agreement by it has been duly and validly authorised by all necessary corporate action;

9.5.2	this Agreement and the transactions contemplated by this Agreement do not contravene its constituent documents or any law, regulation or official directive or any of its obligations or undertakings by which it or any of its assets are bound or cause a limitation on its powers or of its directors and officers to be exceeded; and

9.5.3	its obligations pursuant to this Agreement are valid and binding and enforceable against it in accordance with their terms.

9.6	Licensee’s warranties

9.6.1	The Licensee acknowledges and agrees that the Licensee, its Affiliates, and its Sub-licensees exploit the Licensed IP at their own risk.

9.6.2	The Licensee warrants to UCD that each sub-licence agreement will be enforceable in accordance with its terms.

9.7	Neither Party shall be liable to the other Party for any death or injury unless it is caused by the negligence of that Party or its agents.

9.8	Indemnity by the Licensee

The Licensee agrees to indemnify and hereby indemnifies and keeps indemnified UCD and its respective directors, officers, employees and agents (each an Indemnified Party) against all liability, loss, costs, damages or expense (including legal costs and expenses) incurred or suffered by UCD (except any claim caused by breach of this Agreement, negligence, malpractice, wrongful acts or omissions or breach of statutory duty of UCD), as a result of:

9.8.1	wilful misconduct, negligent act or omission or wilful failure to act on the part of the Licensee;

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9.8.2	the development, manufacture, use, marketing or sale of, or any other dealing in any of the Products by the Licensee or other entity involved in the development, manufacture, use, marketing or sale of, or any other dealing in any of the Products under its authority;

9.8.3	the use by a Third Party of any Product manufactured by the Licensee or other entities involved in the manufacture by the Licensee;

9.8.4	the use of any of the Licensed IP by the Licensee; and

9.8.5	and/or arising out of any act or omission of any sub-contractor, including (i) pursuant to the provisions of Clause 2.8, and (ii) in relation to any product liability claim relating to Products manufactured by the subcontractor.

9.9	Continuing obligations

The indemnities in this Agreement are enforceable as debts and are continuing obligations, independent from the other obligations pursuant to this Agreement and continue after this Agreement ends. Upon UCD becoming aware of any claim or other circumstance that may give rise to it seeking to rely on an indemnity set out in this clause, UCD shall provide the Licensee with full details of the action, claim, proceeding, or demand.

9.10	Enforcement of indemnities and conduct of claims

It is not necessary for UCD to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement. Before making any demand for performance of the indemnity UCD shall allow the Licensee sufficient time as is reasonable in the circumstance to investigate its alleged liability and to negotiate a settlement of or defend the action, claim, proceeding or demand. In particular, UCD will permit the Licensee and its insurer, at Licensee’s expense, to assume or participate in the defence of any such claims or suits. UCD will co-operate with Licensee and its insurers in such defence when reasonably requested to do so and will not compromise or settle the claim or suit without Licensee’s prior written consent.

9.11	Limitation of Liability

Subject to Clause 9.12 and notwithstanding anything to the contrary in this Agreement and excluding the indemnity provided by the Licensee to UCD pursuant to Clause 9.8, neither Party shall not be liable to the other Party by reason of any representation or warranty, indemnity, condition or other term or any duty of common law, or under the express terms of this Agreement, for any consequential or special or incidental or punitive loss or damage (whether for loss of current or future profits, loss of enterprise value or otherwise), or loss of opportunity, and whether occasioned by the breach of contract or the negligence or other wrongdoing of the responsible Party, its employees or agents or otherwise.

9.12	Nothing in this Agreement shall limit or exclude the liability of either Party for:

9.12.1	death or personal injury resulting from negligence;

9.12.2	fraud or fraudulent misrepresentation; and

9.12.3	any breach of this Agreement that results from the wilful act or wilful omission of that Party or its employees, agents or sub-contractors.

9.13	On the written request of UCD, the Licensee shall provide a copy of the insurance cover secured by the Licensee. Licensee shall obtain and maintain at its own cost and expense, the same level

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of insurance during the Term, and for any period thereafter where any Product utilising any of the Licensed IP is being commercially developed or sold.

10.	TERM AND TERMINATION

10.1	This Agreement shall commence on the Effective Date and will continue in full force on a Product-by-Product and country-by-country basis until the later of (a) the expiration of the last to expire Valid Claim of the Patent Rights; (b) the expiration of Orphan Drug Exclusivity; or (c) fifteen (15) years after the First Commercial Sale of the first Product in the Territory by the Licensee, its Affiliates or sub-licensees (the Term), unless terminated earlier in accordance with the remainder of this Clause 10.

10.2	UCD may terminate this Agreement by giving at least thirty (30) Business Days’ prior written notice to the Licensee if:

10.2.1	the Licensee is in Material Breach of any provision of this Agreement and after receiving written notice from UCD identifying a Material Breach by Licensee of its obligations pursuant to this Agreement, fails to cure such Material Breach within [***], then UCD may give written notice of default (Notice of Default) to Licensee. If Licensee fails to cure the default [***] of the Notice of Default, UCD may terminate this Agreement and the license granted herein by a second written notice (Notice of Termination) to Licensee; or

10.2.2	the Licensee becomes insolvent, or if an interim order is applied for or made, or a voluntary arrangement approved, or a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed of any of the Licensee's assets or undertaking or a winding-up resolution or petition is passed or presented (otherwise than for the purposes of reconstruction or amalgamation), or if any circumstances arise which entitle the court or a creditor to appoint a receiver, administrative receiver or administrator or to prevent a winding-up petition or make a winding-up order, or other similar or equivalent action is taken against or by the Licensee by reason of its insolvency or in consequence of debt, or if the Licensee makes any arrangement with its creditors;

10.2.3	the Licensee shall dispose of all or a substantial part of its business involving the licensing of the Licensed IP, for the Purpose in the Field in the Territory in circumstances where it does not enter into a novation agreement pursuant to Clause 13.5;

10.2.4	the Licensee or its Affiliates challenge the validity of the Application(s) when granted),or assists any Third Party to commence legal proceedings to challenge such validity;

10.2.5	pursuant to Clause 5.8; or

10.2.6	if the Licensee fails to pay any amount due pursuant to this Agreement (including payments due pursuant to Clause 6 of this Agreement) within [***] from Licensee receiving written notice from UCD of its failure to pay, and such failure to pay is not subject to a good faith dispute between the Parties.

10.3	The Licensee may terminate this Agreement by giving UCD not less than sixty (60) Business Days’ written notice at any time, provided that the Licensee shall continue to pay any invoices received within sixty (60) Business Days’ after the effective date of termination.

11.	CONSEQUENCES OF TERMINATION and expiry

11.1	On termination or expiry, of this Agreement for whatever reason:

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11.1.1	all rights and licenses granted to the Licensee pursuant to this Agreement shall terminate forthwith and the Licensee shall not use any of the Licensed IP for any purpose;

11.1.2	subject to the provisions of Clause 11.1.5 the Licensee shall procure that all sub-licenses of any of the Licensed IP shall terminate forthwith;

11.1.3	the Licensee shall co-operate with UCD and provide such assistance as is necessary to cancel all or any licences registered pursuant to this Agreement;

11.1.4	the Licensee shall not be reimbursed for any payments made pursuant to this Agreement, and shall pay all outstanding payments properly accrued and/or payable to UCD up to and including the date of termination or expiry within [***] of the date of termination or expiry in accordance with Clause 6.1 (Payments); and

11.1.5	the Licensee and any sub-licensee shall have the right to dispose of all stocks of the Products in its possession and all Products in the course of manufacture at the date of termination, provided that any sums payable pursuant to the provisions of Clause 6.1 (as if such stocks shall have been supplied at the date of termination) shall be received within a period of [***] following termination.

11.2	Termination or expiry of this Agreement for whatever reason shall not extinguish or otherwise affect any obligations and/or rights of either Party to this Agreement which:

11.2.1	accrued prior to the date of termination or expiry; or

11.2.2	otherwise relate to or may arise at any future time from any breach or non-observance of obligations pursuant to this Agreement which arose prior to the date of termination or expiry.

11.3	Notwithstanding expiry or termination of this Agreement for whatever reason, the following terms shall continue to be binding on the Parties (to the extent applicable for the applicable period): Clause 2.3 (on expiry), Clause 3.2, Clause 4.1, Clause 4.4 (first sentence), Clause 6.10, Clause 7, Clause 8.11.2, Clause 9.2, Clause 9.6.1, Clauses 9.8 to 9.13, Clause 11, and Clause 13 as applicable.

12.	FORCE MAJEURE

If the performance by either Party of any of its obligations pursuant to this Agreement (except a payment obligation) is made impossible, delayed or prevented by circumstances beyond its reasonable control including but not limited to war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labour disputes; and floods, fires, explosions, or other natural disasters , that Party will not be in breach of this Agreement because of that delay in performance. When such events have abated, the non-performing Party’s obligations herein shall resume.

13.	GENERAL

13.1	Publicity: Neither UCD nor the Licensee will use the other’s name or logo in any press release or product advertising, or for any other promotional purpose, without first obtaining the other's written consent, except that UCD may identify the sums received from the Licensee in UCD’s annual report and similar publications.

13.2	Notices: Any notice to be given pursuant to this Agreement shall be in writing, may be delivered to the other Party by any of the methods set out in the left hand column below, and will be deemed to be received on the corresponding day set out in the right hand column:

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Method of service	Deemed day of receipt

By hand or courier	the day of delivery

By pre-paid first class post	the second Business Day after posting

By recorded delivery post	the next Business Day after posting

The Parties’ respective representatives for the receipt of notices are, until changed by notice given in accordance with this Clause 13.2, as follows:

For UCD:	For the Licensee:

Name: Director of NovaUCD Address: NovaUCD, University College Dublin, Dublin 4	Name: Dr. Joseph Wiley Address: Amryt Genetics Limited, 90 Harcourt Street, Dublin 2.

13.3	Headings: The headings in this Agreement are for ease of reference only; they do not affect its construction or interpretation.

13.4	Assignment by either Party: The rights of each Party pursuant to this Agreement are personal. Subject to the provisions of this Clause 13.4 and Clause 13.5, neither Party may assign, charge, transfer or otherwise encumber or dispose of any of their rights pursuant to this Agreement unless the prior written consent of the other Party has been obtained (such consent not to be unreasonably conditioned, withheld or delayed) SAVE THAT UCD may assign its rights and obligations pursuant to this Agreement to an entity that acquires its business or assets by way of public sector reorganization.

13.5	Novation by Licensee

Excepting where the Licensee is insolvent or any other circumstance described in Clause 10.2 applies to the Licensee:

13.5.1	The Licensee may novate all (but not a portion) of its rights and obligations pursuant to this Agreement to an Affiliate, subject to entering into a deed of novation with that Affiliate which binds the Affiliate to the relevant terms and conditions of this Agreement; and

13.5.2	The Licensee may novate all (but not a portion) its rights and obligations pursuant to this Agreement together with its rights in the Licensed IP in an arm’s length transaction to any company to which it transfers all or substantially all of its assets or business or all or substantially all of its assets or business to which this Agreement relates, provided that the company is in a position to enter into (and actually enters into) a deed of novation which binds such company to the relevant terms and conditions of this Agreement.

13.6	Illegal/unenforceable provisions: Each of the provisions of this Agreement is separate and severable and enforceable accordingly. If at any time any of the provisions is held to be void or unenforceable in law, including the laws of the European Union, the remainder of such provision and all other provisions of this Agreement shall remain valid and enforceable to the

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fullest extent permissible by law, and such provision shall be deemed to be omitted from this Agreement to the extent of such invalidity or unenforceability and the Parties shall negotiate in good faith to replace the invalid or unenforceable provision with a valid, legal and enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

13.7	Construction: This Agreement will be considered drafted by all Parties and it will not be construed against any one Party because that Party or its solicitors drafted it.

13.8	Waiver of rights: If a Party fails to enforce, or delays in enforcing, an obligation of the other Party, or fails to exercise, or delays in exercising, a right pursuant to this Agreement, that failure or delay will not affect its right to enforce that obligation or constitute a waiver of that right, nor shall any single or partial enforcement or exercise of any obligation or right prevent any further or other enforcement or exercise thereof. Any waiver of any provision of this Agreement will not, unless expressly stated to the contrary, constitute a waiver of that provision on a future occasion.

13.9	No agency: Nothing in this Agreement creates, implies or evidences any partnership or joint venture between the Parties, or the relationship between them of principal and agent. Neither Party has any authority to make any representation or commitment, or to incur any liability, on behalf of the other.

13.10	Entire agreement: The Parties agree that this Agreement constitutes the entire agreement between the Parties relating to its subject matter and supersedes all previous agreements, discussions and arrangements between the Parties relating to the subject matter hereof.

13.11	Further Assurances: Each Party undertakes, at the reasonable request of the other Party at any time in the future, and at the requesting Party’s expense, to execute all such documents, give such assistance and do such acts and things as may in the opinion of the requesting Party be necessary to give effect to the terms of this Agreement.

13.12	Amendments: No variation or amendment of this Agreement will be effective unless it is made in writing and signed by each Party's representative.

13.13	Governing law: This Agreement is governed by and is to be construed in accordance with Irish law. Subject to the provisions of Clauses 5.6, 5.7, 5.8, and 13.14, the Irish Courts will have exclusive jurisdiction to deal with any dispute which has arisen or may arise out of, or in connection with, this Agreement.

13.14	Disputes: If the Parties are unable to reach agreement on any issue concerning this Agreement within [***] after one Party has notified the other of that issue, the matter shall be referred to the Director of NovaUCD and the CEO of the Licensee. In the event these two (2) individuals cannot reach agreement within [***] of the matter being referred to them, the matter shall be subject to the jurisdiction of the Irish Courts. The provisions of this Clause 13.14 shall not apply in the event that a Party considers it necessary to seek injunctive relief.

13.15	Certain changes of Control: In the event of a change of Control of Licensee which results in a Third Party being in a position to change the composition of the board of directors of the Licensee, the Licensee shall give written notice thereof to UCD as soon as is practicable following such change of Control.

13.16	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same

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Agreement. This Agreement shall become effective and be dated (and each counterpart shall be dated) on the date first written above between the parties which have executed and delivered a counterpart. Immediate evidence that a counterpart engrossment has been executed may be provided by transmission of such counterpart engrossment by fax machine or a scanned version thereof by email with the original executed counterpart engrossment to be put in the post as soon as practicable thereafter.

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Schedule 1

Licensed IP

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Schedule 2

MILESTONES

1.	As of the Effective Date and as part of the Licensee’s obligations pursuant to Clause 5.2, the Licensee agrees to meet the following milestones, either by itself and/or either directly or indirectly through its Affiliate(s) and/or its sub-licensee(s):

1.1.1	[***];

1.1.2	initiate the first Phase IIa clinical trial of a Product by [***];

1.1.3	initiate the first Phase IIb clinical trial of a Product by [***];

1.1.4	initiate the first pivotal clinical study of a Product by [***];

1.1.5	[***].

2.	The Parties acknowledge and accept that the estimated timelines set out above may have to be adjusted for a number of reasons, such as, the requirements of one or more regulatory agencies, supply chain issues or issues in connection with the conduct of the clinical study. In such event any updates and/or amendments to the Milestones shall be discussed in advance with UCD and any such updates and/or amendments shall be incorporated into this Agreement with the express written agreement of both Parties.

3.	For the purposes of this Schedule 2, initiation of a “clinical trial” and/or “clinical study” (as the case may be) shall mean the effective date of the clinical trial and/or clinical study research agreement (as the case may be) in which the first patient or subject is to be treated with Product pursuant to a protocol approved both by an appropriate institutional review board and by an appropriate drug regulatory agency with a therapeutic agent or process that has been manufactured according to the applicable good manufacturing practices (GMP) guidelines provided by the relevant regulatory agency.

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Schedule 3

Appointment of expert

1.	Pursuant to Clause 5.5, UCD may serve notice on the Licensee (Referral Notice) that it wishes to refer to an expert who shall be independent, impartial and a leading authority in the Field, (the Expert) the questions set out in Clause 5.5.

2.	The Parties shall mutually agree the identity of the Expert who shall have at least ten (10) years’ experience of at least senior at vice president level in a engaged in the development and commercialisation of innovative pharmaceutical or biotechnology products. In the absence of such agreement within sixty (60) Business Days of the Referral Notice, the questions shall be referred to an Expert appointed by the President of Law Society of Ireland who shall have the experience referred to in this paragraph 2.

3.	Sixty (60) Business Days after the giving of a Referral Notice, both parties shall exchange simultaneously statements of case, and each side shall simultaneously send a copy of its statement of case to the Expert.

4.	Each Party may, within thirty (30) Business Days of the date of exchange of statement of case pursuant to paragraph 3 of this Schedule 3, serve a reply to the other side's statement of case of not more than 10,000 words, or alternatively not to exceed such other word count as may be mutually agreed between the Parties in writing. A copy of any such reply shall be simultaneously sent to the Expert.

5.	The Expert shall make his decision on the said questions on the basis of written statements and supporting documentation only and there shall be no oral hearing. The Expert shall issue his decision in writing within thirty (30) Business Days of the date of service of the last reply pursuant to paragraph 4 of this Schedule 3, or in the absence of receipt of any replies, within sixty (60) Business Days of the date of exchange pursuant to paragraph 3 of this Schedule 3.

6.	The Expert's decision shall be final and binding on the Parties.

7.	The Expert's charges shall be borne equally by the Parties.

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Annex 1

Bank Account Details

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IN WITNESS WHEREOF, the Parties have hereto have signed this Agreement on the date set out above:

SIGNED on behalf of University College Dublin, National University of Ireland, DUBLIN:	SIGNED on behalf of AMRYT GENETICS LIMITED:

Ciaran O’Beirne	Joseph Wiley
Name	Name

Manager, Technology Transfer
Position	Position

/s/ Ciaran O’Beirne	/s/ Joseph Wiley
Signature	Signature

Dated:	14th March 2018	Dated:	14th March 2018

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